Exhibit 99.1

P R E S S   R E L E A S E

Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
(408) 576-7189	(408) 576-7985
renee.brotherton@flextronics.com	kevin.kessel@flextronics.com

FLEX REPORTS SECOND QUARTER FISCAL 2017 RESULTS

•                  Portfolio evolution continues to drive shift to higher margin businesses

•                  Strong cash flow from operations of $280 million and free cash flow of $144 million

•                  Maintains commitment to return value to shareholders; share repurchases of $90 million this quarter

San Jose, CA, October 27, 2016 — Flex (NASDAQ: FLEX), the leading Sketch-to-Scale™ solutions company that designs and builds intelligent products for a connected world, today announced results for its second quarter ended September 30, 2016:

	Three Month Periods Ended
	September 30, 2016	September 25, 2015
Net sales	$6,009	$6,317
GAAP income before income taxes	$15	$140
Adjusted operating income	$197	$196
GAAP net income (loss)	$(3)	$123
Adjusted net income	$152	$153
GAAP EPS	$0.00	$0.22
Adjusted EPS	$0.28	$0.27

An explanation and reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule II attached to this press release.

“Our Sketch-to-Scale strategy remains firmly on track as reflected in our second quarter performance which is inline with guidance,” said Mike McNamara, Chief Executive Officer at Flex. “We remain focused on value creating activities such as a structural mix shift to a higher margin business, generating sustainable free cash flow and consistently returning value to our shareholders.”

Second Quarter Fiscal 2017 Results of Operations

Net sales for the second quarter ended September 30, 2016 were over $6.0 billion, which was at the mid-point of the guidance range of $5.8 to $6.2 billion.

GAAP income before income taxes was $15 million for the quarter and adjusted operating income was $197 million, above the mid-point of the guidance range of $180 million to $210 million.

GAAP gross margin decreased approximately 110 basis points and adjusted gross margin increased over 60 basis points on a year-over-year basis.

Net loss on a GAAP basis was under $3 million and adjusted net income for the quarter was $152 million. GAAP EPS was $0.00 for the quarter. Non-GAAP EPS was $0.28 for the quarter, increasing $0.01 from the same quarter last year.

Guidance

For the third quarter ending December 31, 2016, revenue is expected to be in the range of $6.0 to $6.4 billion, GAAP EPS is expected to be in the range of $0.18 to $0.22 and includes estimated restructuring charges ($0.06), stock-based compensation expense ($0.04), and intangible amortization ($0.03).  Adjusted EPS is expected to be in the range of $0.31 to $0.35 per diluted share.

Conference Calls and Web Casts

A conference call hosted by the Flex management team will be held today at 2:00 PM (PT) / 5:00 PM (ET) to discuss the Company’s financial results for the second quarter ended September 30, 2016. The conference call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation may also be found on the Company’s site.  A replay of the broadcast will remain available on the Company’s website afterwards.

About Flex

Flex Ltd., formerly Flextronics International Ltd. (Reg. No. 199002645H), is the leading Sketch-to-Scale™ solutions provider that designs and builds intelligent products for a connected world. With approximately 200,000 professionals across 30 countries, Flex   provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes in various industries and end-markets. For more information, visit www.flextronics.com or follow us on Twitter @Flextronics.

# # #

This press release contains forward-looking statements within the meaning of U.S. securities law including statements related to future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. These risks include: that future revenues and earnings may not be achieved as expected; the challenges of effectively managing our operations, including our ability to control costs and manage changes in our operations; compliance with legal and regulatory requirements; that we may encounter difficulties with acquisitions and divestitures; that the expected revenue and margins from recently launched programs may not be realized; that recently proposed changes in tax laws in certain jurisdictions where we operate may materially impact our tax expense, and the effects that the current macroeconomic environment could have on our business and demand for our products as well as the effects that current credit and market conditions could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flex assumes no obligation to update these forward-looking statements. Our share repurchase program does not obligate the Company to repurchase a specific number of shares and may be suspended or terminated at any time without prior notice.

SCHEDULE I

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Month Periods Ended
	September 30, 2016	September 25, 2015
GAAP:
Net sales	$6,008,525	$6,316,762
Cost of sales	5,694,834	5,919,846
Gross profit	313,691	396,916
Selling, general and administrative expenses	243,943	216,796
Intangible amortization	21,986	16,127
Interest and other, net	24,632	22,035
Other charges, net	8,388	1,678
Income before income taxes	14,742	140,280
Provision for income taxes	17,250	17,303
Net income (loss)	$(2,508)	$122,977

Earnings (losses) per share:
GAAP (2)	$0.00	$0.22
Non-GAAP (2)	$0.28	$0.27

Basic shares used in computing per share amounts	544,055	563,333
Diluted shares used in computing per share amounts	544,055	569,655

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule V attached to this press release.

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Six Month Periods Ended
	September 30, 2016	September 25, 2015
GAAP:
Net sales	$11,885,338	$11,883,010
Cost of sales	11,165,652	11,133,753
Gross profit	719,686	749,257
Selling, general and administrative expenses	483,489	426,181
Intangible amortization	43,584	23,798
Interest and other, net	49,031	38,540
Other charges, net	11,917	1,842
Income before income taxes	131,665	258,896
Provision for income taxes	28,444	25,069
Net income	$103,221	$233,827

Earnings per share:
GAAP	$0.19	$0.41
Non-GAAP	$0.55	$0.50

Basic shares used in computing per share amounts	544,353	564,417
Diluted shares used in computing per share amounts	549,934	573,288

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule V attached to this press release.

SCHEDULE II

FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Three Month Periods Ended
	September 30, 2016	September 25, 2015
GAAP gross profit	$313,691	$396,916
Stock-based compensation expense	2,636	2,015
Inventory impairment and other (3)	92,915	—
Restructuring (4)	6,824	—
Non-GAAP gross profit	$416,066	$398,931

GAAP SG&A Expenses	$243,943	$216,796
Stock-based compensation expense	(20,097)	(14,185)
Restructuring (4)	(4,715)	—
Non-GAAP SG&A Expenses	$219,131	$202,611

GAAP income before income taxes	$14,742	$140,280
Stock-based compensation expense	22,733	16,200
Inventory impairment and other (3)	92,915	—
Restructuring (4)	11,539	—
Intangible amortization	21,986	16,127
Interest and other, net	24,632	22,035
Other charges, net (5)	8,388	1,678
Non-GAAP operating income	$196,935	$196,320

GAAP provision for income taxes	$17,250	$17,303
Intangible amortization benefit	1,825	2,355
Tax benefit on restructuring	196	—
Non-GAAP provision for income taxes	$19,271	$19,658

GAAP net income (loss)	$(2,508)	$122,977
Stock-based compensation expense	22,733	16,200
Inventory impairment and other (3)	92,915	—
Restructuring (4)	11,539	—
Intangible amortization	21,986	16,127
Other charges, net (5)	7,388	—
Adjustments for taxes	(2,021)	(2,355)
Non-GAAP net income	$152,032	$152,949
Diluted earnings (losses) per share:
GAAP (2)	$0.00	$0.22
Non-GAAP (2)	$0.28	$0.27

FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Six Month Periods Ended
	September 30, 2016	September 25, 2015
GAAP gross profit	$719,686	$749,257
Stock-based compensation expense	5,069	4,033
Inventory impairment and other (3)	92,915	—
Restructuring (4)	6,824	—
Non-GAAP gross profit	$824,494	$753,290

GAAP SG&A Expenses	$483,489	$426,181
Stock-based compensation expense	(41,461)	(28,293)
Restructuring (4)	(4,715)	—
Non-GAAP SG&A Expenses	$437,313	$397,888

GAAP income before income taxes	$131,665	$258,896
Stock-based compensation expense	46,530	32,326
Inventory impairment and other (3)	92,915	—
Restructuring (4)	11,539	—
Intangible amortization	43,584	23,798
Interest and other, net	49,031	38,540
Other charges, net (5)	11,917	1,842
Non-GAAP operating income	$387,181	$355,402

GAAP provision for income taxes	$28,444	$25,069
Intangible amortization benefit	3,675	2,613
Tax benefit on intangible assets	638	—
Tax benefit on restructuring	196	—
Non-GAAP provision for income taxes	$32,953	$27,682

GAAP net income	$103,221	$233,827
Stock-based compensation expense	46,530	32,326
Inventory impairment and other (3)	92,915	—
Restructuring (4)	11,539	—
Intangible amortization	43,584	23,798
Other charges, net (5)	7,388	—
Adjustments for taxes	(4,509)	(2,613)
Non-GAAP net income	$300,668	$287,338
Diluted earnings per share:
GAAP	$0.19	$0.41
Non-GAAP	$0.55	$0.50

SCHEDULE III

FLEX

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of September 30, 2016	As of March 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$1,537,056	$1,607,570
Accounts receivable, net of allowance for doubtful accounts	2,341,393	2,044,757
Inventories	3,562,217	3,491,656
Other current assets	1,017,954	1,171,143
Total current assets	8,458,620	8,315,126

Property and equipment, net	2,335,959	2,257,633
Goodwill and other intangible assets, net	1,395,763	1,345,820
Other assets	470,792	466,402
Total assets	$12,661,134	$12,384,981

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Bank borrowings and current portion of long-term debt	$65,969	$65,166
Accounts payable	4,514,566	4,248,292
Accrued payroll	410,587	353,547
Other current liabilities	1,862,545	1,905,200
Total current liabilities	6,853,667	6,572,205

Long-term debt, net of current portion:	2,678,115	2,709,389
Other liabilities	525,044	497,857

Total shareholders’ equity	2,604,308	2,605,530

Total liabilities and shareholders’ equity	$12,661,134	$12,384,981

SCHEDULE IV

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six-Month Periods Ended
	September 30, 2016	September 25, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$103,221	$233,827
Depreciation, amortization and other impairment charges	337,387	230,894
Changes in working capital and other	102,944	197,274
Net cash provided by operating activities	543,552	661,995
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(305,936)	(296,401)
Proceeds from the disposition of property and equipment	26,561	2,383
Acquisition of businesses, net of cash acquired	(189,895)	(641,913)
Proceeds from divestiture of business, net of cash held in divested business	36,073	—
Other investing activities, net	20,357	(10,516)
Net cash used in investing activities	(412,840)	(946,447)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings and long-term debt	75,035	595,553
Repayments of bank borrowings and long-term debt	(110,592)	(21,090)
Payments for repurchases of ordinary shares	(184,698)	(241,978)
Net proceeds from issuance of ordinary shares	11,344	49,074
Other financing activities, net	(6,836)	(37,872)
Net cash provided by (used in) financing activities	(215,747)	343,687
Effect of exchange rates on cash and cash equivalents	14,521	(19,216)
Net increase (decrease) in cash and cash equivalents	(70,514)	40,019
Cash and cash equivalents, beginning of period	1,607,570	1,628,408
Cash and cash equivalents, end of period	$1,537,056	$1,668,427

SCHEDULE V

FLEX AND SUBSIDIARIES

NOTES TO SCHEDULES I, II, III, & IV

(1)         To supplement Flex’s unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share.  These supplemental measures exclude stock-based compensation expense, restructuring charges, intangible amortization, other discrete events as applicable and the related tax effects. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies.  We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flex’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flex’s results of operations in conjunction with the corresponding GAAP measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures.  We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of the Company’s performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures.  Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation.  Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results.  We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•                  the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•                  the ability to better identify trends in the Company’s underlying business and perform related trend analyses;

•                  a better understanding of how management plans and measures the Company’s underlying business; and

•                  an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:

Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested restricted share unit awards granted to employees and assumed in business acquisitions.  The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types.  In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.

Restructuring includes primarily severance related to the rationalization at existing sites and corporate SG&A functions. These costs may vary in size based on the Company’s restructuring activities, and are not directly related to ongoing or core business results, and do not reflect expected future operating expenses. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends, and are therefore excluded by the Company from its non-GAAP measures.

Inventory impairment and other consists primarily of non-cash inventory impairment of certain solar panel inventory on hand no longer deemed recoverable. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends, and are therefore excluded by the Company from its non-GAAP measures.

Intangible amortization consists primarily of non-cash charges that can be impacted by, among other things, the timing and magnitude of acquisitions.  The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures.  The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income and certain adjustments related to non-recurring settlements of tax contingencies when applicable.

Other charges, net consists of various other types of items that are not directly related to ongoing or core business results, such as impairment charges associated with non-core investments.  We exclude these items because they are not related to the Company’s ongoing operating performance or do not affect core operations.  Excluding these amounts provide investors with a basis to compare Company performance against the performance of other companies without this variability.

For the three-month period ended September 30, 2016, Free Cash Flow was $144 million consisting of GAAP net cash flows from operating activities of $280 million less purchases of property and equipment net of proceeds from dispositions of $136 million. We believe Free Cash Flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. Since Free Cash Flow includes investments in operating assets, we believe this non-GAAP liquidity measure is useful in addition to the most directly comparable GAAP measure — “net cash flows provided by operating activities.”

(2)         Basic shares were used in calculating diluted GAAP EPS for the quarter ended September 30, 2016 due to the net loss recognized during the period. Diluted shares for Q2 fiscal 2017 were 548,358 thousand which were used in calculating diluted Non-GAAP EPS for the quarter.

(3)         On April 21, 2016, SunEdison, Inc. (SunEdison) filed a petition for reorganization under bankruptcy law, and as a result, the Company recognized a bad debt reserve of $61.0 million as of March 31, 2016, associated with its outstanding SunEdison receivables. As of the end of Fiscal 2016, the Company also retained solar panel module inventory and assets associated with our SunEdison production, which we had anticipated on selling.

During the three-month period ended September 30, 2016, prices for solar panel modules have declined significantly due to global oversupply and continued de-regulation. The Company determined that certain solar panel inventory on hand as of September 30, 2016 was not fully recoverable and recorded a charge of $60.0 million to reduce the carrying costs to market in the three and six month periods ended September 30, 2016. The Company also recognized a $16.0 million impairment charge for solar module equipment and $16.9 million of other associated solar panel direct costs incurred during the same periods. The total charge of $92.9 million is included in cost of sales for the three and six month periods ended September 30, 2016.

(4)         The Company has initiated a plan to rationalize the current footprint at existing sites including corporate SG&A functions and to continue to shift the talent base in support of our sketch to scale initiatives.  As part of this plan, approximately $11.5 million was recognized in the quarter ended September 30, 2016. The Company expects to finalize the plan by the end of fiscal 2017.

(5)         Includes $7.4 million of loss attributable to a non-strategic facility we sold in the second quarter of fiscal 2017.